EMPLOYMENT AGREEMENT

For ANTHONY C. WEAGLEY

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 4th day of April, 2012 (the “Effective Date”), is made by and among CENTER BANCORP, INC., a New Jersey corporation (the “Holding Company”), UNION CENTER NATIONAL BANK, a national banking association (the “Bank” and, together with the Holding Company, the “Employers”) and ANTHONY C. WEAGLEY (the “Executive”).

WITNESSETH:

WHEREAS, the Employers desire to continue the services of and employ the Executive, and the Executive desires to continue to provide services to the Employers, pursuant to the terms and conditions of this Agreement; and

WHEREAS this Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A and, accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements thereof,

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the Employers and the Executive agree as follows:

1.          Employment. Employers hereby agree that effective on the Effective Date, Executive will be employed as President and Chief Executive Officer of each of the Employers. Executive agrees to devote his best efforts and his full-time professional duties to the Employers’ business and their day-to-day operations and to perform such other related activities and duties as the Boards of Directors of the Employers may, from time to time, determine and assign to Executive. The Executive’s services and decisions shall be subject to the review, modification and control of the Boards of Directors of each of the Employers (the “Boards”). The Executive may resign from each of the Boards without violating this Agreement.

2.          Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Affiliate” shall mean any person directly or indirectly controlling, controlled by, or under common control with, either of the Employers.

“Change in Control” shall mean: a change in the ownership or effective control of either or both of the Employers or in the ownership of a substantial portion of the assets of either or both of Employers, as such change is defined under the default definition in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

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“Cause” shall mean termination upon (i) the willful and continued failure by Executive to perform substantially Executive’s duties with the Employers (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Chairman of either of the Boards, which specifically identifies the manner in which such Chairperson believes that Executive has not substantially performed his duties or has failed to follow the policies and procedures of the Employers, which failure to perform causes material and demonstrable economic harm to the Employers or its Affiliates, (ii) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Employers, (iii) the conviction of, or a plea of guilty or nolo contendere to, a felony committed by Executive, (iv) the failure by Executive to cooperate with government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Employers or their respective Affiliates, (v) the willful and material breach by Executive of Section 6 of this Agreement or any written code of business conduct and/or ethics now or hereafter adopted by the Employers (however, to the extent the breach is curable, the Employers shall give Executive notice and a reasonable opportunity to cure), (vi) Executive’s becoming subject to the prohibitions of Section 19(a)(1) of the Federal Deposit Insurance Act or Section 21C(f) of the Exchange Act or (vii) the failure by Executive to comply with the terms of this Agreement, including but not limited to Section 6. For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Employers or their respective Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by either of the Boards or based upon the advice of counsel for the Employers or upon the instructions of a senior executive officer of the Employers shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employers and its subsidiaries. It is also expressly understood that Executive’s attention to matters or Executive’s engagement in activities not directly related to the business of the Employers shall not provide a basis for termination for Cause so long as the Board has approved Executive’s engagement in such activities. Notwithstanding the foregoing, in the case of clause (i), (ii), (iv), (v), or (vii) of this paragraph, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of each of the Boards (excluding Executive if Executive is a member of such Boards at the time of such vote) at a meeting of such Boards called and held (in whole or in part) for such stated purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before such Boards), finding that in the good faith opinion of each of the Boards Cause exists and specifying the particulars thereof in reasonable detail. The Employers must notify Executive of any event constituting Cause within ninety (90) days following the Employers’ knowledge of its existence or such event shall not constitute Cause under this Agreement. The Employers may place Executive on paid leave for up to thirty (30) consecutive days while they are determining whether there is a basis to terminate Executive’s employment for Cause. Such paid leave will not constitute Good Reason.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Confidential Information” shall mean all business and other information relating to the business of the Employers, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

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“Disability” or “Disabled” means the Executive (i) is unable to substantially perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employers.

“Good Reason” shall mean termination based upon the occurrence of any of the following events, without Executive’s written consent expressly and specifically acknowledging that any such event shall not give rise to Good Reason under this Agreement:

(i)          a material adverse change in Executive’s authority, duties or responsibilities with the Employers as in effect immediately prior to a Change in Control, including, without limitation, the assignment to Executive of any duties or responsibilities which are inconsistent with such status, title(s), or position(s) as in effect immediately prior to such Change in Control, or any removal of Executive from, or any failure to reappoint or re-elect Executive to, such position(s) (except in connection with the termination of Executive’s employment for Cause, Disability or Retirement or as a result of Executive’s death or as a result of voluntary termination by Executive other than for Good Reason);

(ii)         a material reduction by the Employers in Executive’s then-current aggregate Base Salary or annual target bonus opportunity (including any material adverse change in the formula for such annual bonus target) as in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter;

(iii)        the failure by the Employers to provide Executive with Plans that provide Executive with equivalent benefits in the aggregate to the Plans as in effect immediately prior to a Change in Control (at substantially equivalent cost with respect to welfare benefit plans), in each case which would materially adversely affect Executive;

(iv)        the Employers’ requiring Executive to be based at an office or to travel regularly to an office that is greater than twenty-five (25) miles from where Executive’s office is located immediately prior to a Change in Control;

(v)         the failure of any Successor (as hereinafter defined) to assume this Agreement; or

(vi)        any purported termination by the Employers of Executive’s employment that is not effected in good faith pursuant to actual Cause.

An isolated and inadvertent action taken in good faith and which is remedied by the Employers within thirty (30) days after receipt by the Chairman of either of the Boards of written notice thereof given by Executive describing in reasonable detail the Good Reason event that has occurred (which notice in any event must be provided within ninety (90) days of Executive’s obtaining knowledge of such event) shall not constitute Good Reason.

“Person” shall mean any individual, corporation, limited liability company, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

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“Plan” means any compensation plan, such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Employers intended to benefit employees, including, without limitation, any Plans established after the date hereof.

“Retirement” means the Executive’s voluntary retirement from the Employers after age 65.

“Successor” means any successor in interest of the Employers.

“Termination of Employment” with the Employers means that the Executive shall have ceased to be employed by the Employers for reasons other than death, excepting a leave of absence approved by the Employers. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employers and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employers if the Executive has been providing services to the Employers less than thirty-six (36) months).

“Voluntary Termination” shall mean the termination by Executive of Executive’s employment which is not the result of Good Reason, death, Disability or Retirement.

3.          Employment Term. Unless earlier terminated as provided herein, the Employers agree to employ Executive, and the Executive hereby accepts employment hereunder, for an initial term of one (1) year commencing on the Effective Date, subject to the terms of this Agreement. Thereafter, the term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be one (1) year unless notified of intent not to renew by either party.

4.          Compensation and Benefits. In consideration of Executive’s services and covenants hereunder, Employers shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Employers and shall be subject to such deductions and withholdings as are required by law or policies of the Employers in effect from time to time, provided that Executive’s salary pursuant to Section 4(a) below shall be payable not less frequently than monthly):

(a)          Base Salary. As of the Effective Date of this Agreement, the Employers agree to pay the Executive during the term of this Agreement an initial base salary at the rate of three hundred sixty six thousand three hundred ($366,300.00) per annum, payable in accordance with the Employers’ normal payroll practices, with such payroll deductions and withholdings as are required by law (the “Base Salary”). The Executive’s Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Boards (or a committee thereof) and, as so increased, shall constitute the Executive’s “Base Salary” hereunder.

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(b)          Stock Bonus Award. During the term of this Agreement, in addition to other compensation to be paid under this Section 4, the Employers agree to award the Executive with an annual award of $25,000.00 payable in shares of company stock. Such Stock Bonus Award shall be paid in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder to qualify as a short-term deferral, as that term is defined under Section 409A.

(c)          Annual Incentive Payment. During the term of this Agreement, provided that Executive is a full-time employee of the Employers on the final day of the Employers’ fiscal year (except as otherwise provided in Section 5(a)(ii)) and Section 5(a)(iii)), in addition to other compensation to be paid under this Section 4, the Executive shall be eligible to receive an annual incentive payment for the then completed fiscal year of the Employers (the “Annual Incentive Payment”), to be determined in the sole discretion of the Boards; provided however, that no such incentive payments shall be made in the event of Executive’s termination for Cause as provided in Paragraph 5(a)(i) below or Voluntary Termination as provided in Paragraph 5(b)(i) below. Such Annual Incentive Payments shall be paid in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) to qualify as a short-term deferral, as that term is defined under Section 409A.

(d)          Vacation and Personal Time Off. Executive shall be entitled to paid vacation time of at least five (5) weeks per year and paid personal time of at least three (3) days per year. Vacations shall be scheduled by mutual agreement between the Employers and Executive with due consideration to the operations of the Employers. Said vacation must be taken the year it is due, and it shall not be carried over from year to year without Board approval. Executive may be required by the Boards to take two weeks of consecutive vacation. The Employers shall not be obligated to pay or reimburse Executive at the end of any calendar year any amount for any unused vacation or personal time.

(e)          Fringe Benefits. Employers will share in the cost of the Executive’s individual and family/dependent health and dental insurance coverage at the rate of $634.34 and $35.40 monthly, respectively, with such amounts adjusted annually at Employers sole discretion. In addition, Executive shall be entitled to at least then (10) sick days per year. Employers will provide Executive with an automobile allowance of $900.00 per month, with such amount adjusted annually at Employers’ sole discretion. The Employers agree that Executive shall be entitled to participate in any other insurance programs, profit sharing plans, pension plans, and other employee benefit plans that Employers make available to their executive officers, consistent with the terms and conditions of the respective plans. Provision of such fringe benefit programs by the Employers is within the sole discretion of Employers, and any such benefits may be amended, modified or discontinued at any time by the Employers.

5.           Termination. Employment with the Employers hereunder may be terminated as follows:

(a)     By Employers. The Employers shall have the right to terminate Executive’s employment hereunder at any time during the term hereof for Cause, if the Executive becomes Disabled, upon the Executive’s death, or without Cause.

(i)          Termination for Cause. If the Employers terminate Executive’s employment under this Agreement for Cause, the Employers’ obligations under this Agreement shall cease as of the date of termination, except that Employers shall pay Executive any earned but unpaid salary on the next regular payroll date and benefits in accordance with the terms of the applicable Plans.

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(ii)         Disability or Death. If the Employers terminate Executive’s employment under this Agreement pursuant to the Executive’s Disability or death, the Employers’ obligations hereunder shall cease on the date of Disability or death, as appropriate. In the event of termination of employment due to the Executive's death, Employers shall pay to the Executive's estate any earned but unpaid salary on the next regular payroll date. During the period of incapacity leading up to the termination of the Executive’s employment due to Disability under this provision, the Employers shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until Executive has satisfied the “elimination period” specified under any disability plan or insurance program maintained by the Employers, provided that the amount of the Employers’ payments under this Section 5(a)(ii) to Executive shall be reduced by the sum of the amounts, if any, payable to Executive for the same period under any sick pay, paid time off, or other leave program of the Employers or any disability benefit or pension plan covering Executive. In no event shall the Employers be required to pay to the Executive Base Salary or any other compensation or benefits (except to the extent a Plan continues to apply in accordance with the terms of the Plan) twelve (12) months after the onset of Executive’s Disability. Furthermore, Executive or Executive’s estate shall receive any bonus earned or accrued through the date of incapacity or death, including any unpaid amounts awarded for the previous year, payable on the next regular payroll date immediately following the date of termination of Executive's employment. For purposes of determining compensation earned which is not fixed (such as a bonus or annual incentive payment), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, then prorated for the portion of the year completed prior to termination.

(iii)        Termination without Cause. In the event Employers terminate Executive’s employment without Cause, Executive shall be entitled to receive compensation earned and yet unpaid through the date of termination, payable on the next regular payroll date immediately following the date of termination of Executive's employment. For purposes of determining compensation earned which is not fixed (such as a bonus or annual incentive payment), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, then prorated for the portion of the year completed prior to termination, payable on the next regular payroll date immediately following the date of termination of Executive's employment. Employers shall also pay to the Executive an amount equal to three (3) times the annual rate of base salary then being paid to the Executive, plus three (3) times the average of the annual bonuses paid to the Executive for the three (3) fiscal years next preceding the date of Executive's Termination of Employment (excluding any fiscal year in which no bonus was paid), which amount shall be paid in twelve (12) equal monthly payments commencing on the next regular payroll date immediately following the date of termination of Executive's employment, subject to the 6-month delay provided in Section 13, to the extent applicable. In addition, Employers will provide an additional cash payment to Executive, payable monthly in accordance with regular payroll practices, for a period of thirty-six (36) months equal to the applicable per-employee monthly cost to Employers of healthcare benefits provided by Employers, subject to the 6-month delay provided in Section 13, to the extent applicable.  "Healthcare benefits" shall be deemed to include medical benefits, dental benefits and vision benefits, to the extent provided by Employers.  After the effective date of the termination of this Agreement, Executive shall continue to be entitled to all other non-healthcare benefits, to the extent permitted by the applicable plans, and service credit for benefits under employee benefit plans of the Employers for thirty-six (36) months as if he were still employed and all unvested restricted stock awards and/or unvested stock options shall become fully vested.

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(b)           By Executive. Executive shall have the right to terminate his employment hereunder if there is a Voluntary Termination or there is Good Reason.

(i)          Voluntary Termination. If Executive terminates his employment hereunder pursuant to a Voluntary Termination, the Employers’ obligations under this Agreement shall cease as of the date of termination, except that Employers shall pay Executive any earned but unpaid salary on the next regular payroll date and benefits in accordance with the terms of the applicable Plans.

(ii)         Good Reason. If Executive terminates his employment hereunder for Good Reason, Executive shall be entitled to receive compensation earned and yet unpaid through the date of termination, payable on the next regular payroll date. For purposes of determining compensation earned which is not fixed (such as a bonus or annual incentive payment), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, then prorated for the portion of the year completed prior to termination, payable on the next regular payroll date immediately following the date of termination of Executive's employment. Employers shall also pay to the Executive an amount equal to one (1) times the annual rate of base salary then being paid to the Executive, plus one (1) times the average of the annual bonuses paid to the Executive for the three (3) fiscal years next preceding the date of Executive's Termination of Employment (excluding any fiscal year in which no bonus was paid), which amount shall be paid in twelve (12) equal monthly payments commencing on the next regular payroll date immediately following the date of termination of Executive’s employment, subject to the 6-month delay provided in Section 13, to the extent applicable. In addition, Employers will provide an additional cash payment to Executive, payable monthly in accordance with regular payroll practices, for a period of thirty-six (36) months equal to the applicable per-employee monthly cost to Employers of healthcare benefits provided by Employers, subject to the 6-month delay provided in Section 13, to the extent applicable.  "Healthcare benefits" shall be deemed to include medical benefits, dental benefits and vision benefits, to the extent provided by Employers.  After the effective date of the termination of this Agreement, Executive shall continue to be entitled to all other non-healthcare benefits, to the extent permitted by the applicable plans, and service credit for benefits under employee benefit plans of the Employers for thirty-six (36) months as if he were still employed and all unvested restricted stock awards and/or unvested stock options shall become fully vested.

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(c)          Change in Control. In lieu of amounts payable under other events as described in this Section 5, in the event that following a Change in Control: (i) the Employers make a significant change in the nature or significant reduction in the scope of Executive’s authority or duties from those exercised or performed prior to the Change in Control or otherwise break any provision of this Agreement in any material respect; (ii) Executive is required to perform a significant part of his duties outside of Union County, or contiguous counties; or (iii) Executive’s Base Salary or eligibility for bonuses or compensation under any Plan or Plans is reduced or terminated (other than as is generally applicable to all participants in such Plan or Plans), any of such events being referred to herein as a “Terminating Event,” and Executive terminates his employment within one (1) year following such Terminating Event, Executive shall be entitled to receive compensation earned and yet unpaid through the date of termination, payable on the next regular payroll date. For purposes of determining compensation earned which is not fixed (such as a bonus or annual incentive payment), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination, then prorated for the portion of the year completed prior to termination, payable on the next regular payroll date immediately following the date of termination of Executive's employment. Employers shall also pay to the Executive an amount equal to three (3) times the annual rate of base salary then being paid to the Executive, plus three (3) times the average of the annual bonuses paid to the Executive for the three (3) fiscal years next preceding the date of Executive's Termination of Employment (excluding any fiscal year in which no bonus was paid), which amount shall be paid in a single lump-sum payment no later than thirty (30) days subsequent to the date of Executive's Termination of Employment, subject to the 6-month delay provided in Section 13, to the extent applicable. In addition, Employers will provide an additional cash payment to Executive, payable monthly in accordance with regular payroll practices, for a period of thirty-six (36) months equal to the applicable per-employee monthly cost to Employers of healthcare benefits provided by Employers, subject to the 6-month delay provided in Section 13, to the extent applicable.  "Healthcare benefits" shall be deemed to include medical benefits, dental benefits and vision benefits, to the extent provided by Employers.  After the effective date of the termination of this Agreement, Executive shall continue to be entitled to all other non-healthcare benefits, to the extent permitted by the applicable plans, and service credit for benefits under employee benefit plans of the Employers for thirty-six (36) months as if he were still employed and all unvested restricted stock awards and/or unvested stock options shall become fully vested.

6.          Confidential Information. Executive shall not, at any time or in any manner, during or after the Term, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information concerning any matters affecting or relating to the business of the Employers. This includes, without limitation, the names of their clients, customers or suppliers, the terms and conditions of any contract to which the Employers are a party or any other information concerning the business of the Employers, their manner of operations or their plans for the future without regard to whether all of the foregoing matters will be deemed confidential, material or important. Executive further agrees that he shall continue to be bound by the provisions of this Section 6 following any termination of Executive’s employment pursuant to this Agreement.

7.          Delivery of Documents upon Termination. At the Employers’ request, Executive shall deliver to the Employers or their designee at the termination of Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by Executive, solely or jointly with others, that are in Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Employers.

8.          Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 6 and 7 may be inadequate, agrees that the Employers may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Employers shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Employers. The termination of this Agreement shall not be deemed to be a waiver by the Employers of any breach by the Executive of this Agreement or any other obligation owed the Employers, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

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9.          Arbitration. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof. Any unresolved controversy or claim arising out of or relating to this Agreement, except with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator. In connection with any arbitration conducted pursuant to this Agreement, the Employers shall nominate not less than five potential arbitrators who shall be independent of both the Employers and Executive and who shall have reasonable experience in the type of transactions provided for in this Agreement. Executive shall select a single arbitrator from among the persons nominated by the Employers. The arbitration shall take place in Union or Essex County, New Jersey, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. The arbitrator shall be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party. The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial. Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the District of New Jersey and any state court in the State of New Jersey that is located in Essex County or Union County (and in the appropriate appellate courts from any of the foregoing).

10.         Indemnification. Executive shall be indemnified by the Employers to the maximum extent permitted by law (and shall be entitled to receive advances to the maximum extent permitted by law) with respect to all actions and all decisions not to act taken by Executive during the term of this Agreement. The Employers shall be jointly and severally liable under this Agreement with respect to all obligations of either such party hereunder. Any defense available to the Bank that this Agreement is not enforceable against it shall not constitute a defense for the Holding Company. The obligations of this Section 10 shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination.

11.         Miscellaneous Provisions.

(a)          Successors of the Employers. The Employers will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place. Failure of the Employers to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Employers” as hereinbefore defined shall include any successor to their business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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(b)          Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Employers. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

(c)          Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

Executive:	Anthony C. Weagley
4748 Irvin Road
Slatington, PA 18083-3775

Employers:	Union Center National Bank
2455 Morris Ave.
Union, New Jersey 07083
ATTN: Secretary

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

(d)          Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Boards (which shall not include the Executive). No waiver by any party hereto at any time of any breach by any other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement.

(e)          Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

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(f)          Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Employers is terminated, voluntarily or involuntarily, by the Employers or the Executive, with or without Cause.

(g)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)          Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(i)          Effect on Prior Agreements. This Agreement, and any attachments, represent the entire understanding among the parties hereto and supersedes in all respects any prior agreement or understanding between the Employers and the Executive regarding the Executive’s employment.

12.          Post-Separation Consulting Services.

(a)          Services. For the first twenty-four (24) months after separation from service, at the sole discretion of the Employers the Executive shall provide consulting services as an independent contractor to the Employers as and when the Employers request, which services may have to do with any or all phases of the Employers’ business, but particularly concerning those phases in which the Executive has particular expertise and knowledge. The Executive shall devote his best efforts to the performance of the consulting services hereunder, and shall in a timely manner commit and make available sufficient time to provide the services reasonably requested by the Employers, with compensation agreed to between Employers and Executive. Notwithstanding anything to the contrary contained herein, the consulting services shall not exceed twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employers if the Executive has been providing services to the Employers less than thirty-six (36) months).

(b)          The Executive shall be an independent contractor. In the Executive’s capacity as a consultant the Executive shall be an independent contractor and shall not operate under the direction or supervision of any officer of the Employers, except as is necessary to outline the end product of consulting services to be provided by the Executive under this Agreement. The Executive and the Employers agree that the Executive shall be, under the terms of this Agreement, an independent contractor and shall be compensated as such and the Executive agrees that the Executive’s rights and privileges and obligations are solely those provided in this Agreement.

(c)          Any compensation provided under this Agreement during the Consulting Period, as agreed to between Employers and Executive, shall not be offset by any income Executive earns from any other source

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13.          IRC Section 409A. This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employers for purposes of Section 5 hereof unless he would be considered to have incurred a “termination of employment” from Employers within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). If any amount payable pursuant to this Agreement on account of Executive's separation from service constitutes a “deferral of compensation” subject to Section 409A and if, at the date of the Executive’s “separation from service,” as such term is defined in Section 409A, from the Employers (his “Separation from Service”), the Executive is a “specified employee”, within the meaning of Section 409A, of the Employers as determined by the Employers from time to time, or if otherwise necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” then each such payment that would otherwise be payable to the Executive within the six (6) month period following the Executive’s Separation from Service shall be delayed and paid to the Executive without interest on the first business day of the seventh month following the Executive’s Separation from Service. For the avoidance of doubt, for purposes of this Agreement, any amount which would not be considered a “deferral of compensation” within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of either Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. For purposes of this Agreement, each payment to which the Executive may be entitled pursuant to this Agreement, including each of the severance payments, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Employers, nor any of their principals, employees, designees or agents, shall be liable to the Executive or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

14.          Reduction of Payments if Reduction Would Result in Greater After-Tax Amount.

(a)          Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of section 280G of the Code and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive’s base amount, less $1.00 (the “Adjusted Amounts”). Such reduction shall be effected by reducing the amount of the severance payments described in Paragraph 5 or, to the extent no such payments are then due or the amount of such payments is insufficient to effect an adequate reduction, by rescinding the accelerated vesting of equity awards. The determinations to be made with respect to this Paragraph 14 shall be made by a certified public accounting firm designated by the Employers and reasonably acceptable to the Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Employers.

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(b)          Following any reduction effected pursuant to Paragraph 14(a) above, the Executive shall notify the Employers in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of excise tax under section 4999 of the Code (the “Excise Tax”). Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Employers of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employers (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employers notify the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

(i)    give the Employers any information reasonably requested by the Employers relating to such claim,

(ii)    take such action in connection with contesting such claim as the Employers shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employers,

(iii)   cooperate with the Employers in good faith in order effectively to contest such claim, and

(iv)   permit the Employers to participate in any proceedings relating to such claim;

provided, however, that the Employers shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 14(b), the Employers shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employers shall determine; provided, however, that if the Employers direct the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Employers shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

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(c)    If, following a reduction effected in accordance with Paragraph 14(a), it nevertheless is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any of the Adjusted Amounts paid or payable to the Executive are subject to the Excise Tax (or if the Employers declines to challenge the imposition of the Excise Tax), then, notwithstanding anything contained in this Paragraph 14 to the contrary, the Employers shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any Excise Tax; (ii) any federal, state or local income tax, interest charges or penalties arising in respect of the imposition of such Excise Tax; and (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for by this Paragraph 14(c), shall be equal to the Adjusted Amounts. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

15.         Superseded. This agreement supersedes and replaces any other previous agreements relating to the matters discussed herein.

IN WITNESS WHEREOF, the Executive and a duly authorized Employers officer have signed this Agreement to be effective as of the Effective Date.

EXECUTIVE	UNION CENTER NATIONAL BANK

s/s Anthony C. Weagley	By:	s/s Alexander A. Bol
ANTHONY C. WEAGLEY	Name: ALEXANDER A. BOL
Title: CHAIRMAN OF THE BOARD

CENTER BANCORP, INC.

	By:	s/s Alexander A. Bol
Name: ALEXANDER A. BOL
Title: CHAIRMAN OF THE BOARD

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